Exhibit 12.2

Independent Auditors’ Consent

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-07908) of Comunicacion Celular S.A. and in the related Prospectus of our report dated February 27, 2003, with respect to the consolidated financial statements and schedules of Comunicacion Celular S.A. included in this Annual Report (Form 20-F) for the year ended December 31, 2002.

/s/ Ernst & Young Audit Ltda.

Bogotá, Colombia

June 27, 2003